Exhibit 4.2

NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, fully and unconditionally and irrevocably guaranteed, to the extent set forth in the Indenture, dated as of April 20, 2006 (the “Indenture”), among Brigham Exploration Company, a Delaware corporation (the “Company”), the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and subject to the provisions in the Indenture, (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

Date: April 9, 2007	BRIGHAM, INC.

	By:	/s/ Eugene B. Shepherd, Jr.
		Name:	Eugene B. Shepherd, Jr.
		Title:	Chief Financial Officer

BRIGHAM OIL & GAS, L.P.

	By:	BRIGHAM, INC.,
Its managing general partner

	By:	/s/ Eugene B. Shepherd, Jr.
		Name:	Eugene B. Shepherd, Jr.
		Title:	Chief Financial Officer